 As filed with the Securities and Exchange Commission on December 1, 2020
Registration No. 333-196762
Registration No. 333-207742
Registration No. 333-211057
Registration No. 333-216057
Registration No. 333-219616
Registration No. 333-222727
Registration No. 333-229621
Registration No. 333-236391

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-196762
FORM S-8 REGISTRATION STATEMENT NO. 333-207742
FORM S-8 REGISTRATION STATEMENT NO. 333-211057
FORM S-8 REGISTRATION STATEMENT NO. 333-216057
FORM S-8 REGISTRATION STATEMENT NO. 333-219616
FORM S-8 REGISTRATION STATEMENT NO. 333-222727
FORM S-8 REGISTRATION STATEMENT NO. 333-229621
FORM S-8 REGISTRATION STATEMENT NO. 333-236391
Under
 The Securities Act Of 1933
MobileIron, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-0866846
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

490 East Middlefield Road Mountain View, California 94043 (650) 919-8100	94043 (Zip Code)
(Address of Principal Executive Offices)

MobileIron, Inc. 2008 Stock Plan
MobileIron, Inc. 2014 Equity Incentive Plan
MobileIron, Inc. 2014 Employee Stock Purchase Plan
MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan
MobileIron, Inc. Amended and Restated 2014 Equity Incentive Plan
MobileIron, Inc. Amended 2014 Employee Stock Purchase Plan
MobileIron, Inc. Amended and Restated 2015 Inducement Plan
(Full title of the plans)

Jeff Abbott
President
MobileIron, Inc.
490 East Middlefield Road
Mountain View, California 94043
(650) 919-8100
(Name and address of agent for service)

(650) 919-8100
((Telephone number, including area code, of agent for service)

With copies to:

Mehdi Khodadad
Nicolai Schwarz-Gondek
Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
(310) 595-9658

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by MobileIron, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•
File No. 333-196762 registering 16,312,202 shares of the common stock, par value $0.0001 per share of the Registrant (the “Shares”) for issuance under the MobileIron, Inc. 2008 Stock Plan, 8,142,857 Shares for issuance under the MobileIron, Inc. 2014 Equity Incentive Plan and 2,071,428 Shares for issuance under the MobileIron, Inc. 2014 Employee Stock Purchase Plan;

•
File No. 333-207742 registering 3,818,242 Shares for issuance under the MobileIron, Inc. 2014 Equity Incentive Plan and 763,648 Shares for issuance under the MobileIron, Inc. 2014 Employee Stock Purchase Plan;

•
File No. 333-211057 registering 4,066,933 Shares for issuance under the MobileIron, Inc. 2014 Equity Incentive Plan, 813,386 Shares for issuance under the MobileIron, Inc. 2014 Employee Stock Purchase Plan and 1,970,000 Shares for issuance under the MobileIron, Inc. Amended and Restated 2015 Inducement Plan;

•
File No. 333-216057 registering 4,453,425 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Equity Incentive Plan and 890,685 Shares for issuance under the MobileIron, Inc. 2014 Employee Stock Purchase Plan;

•	File No. 333-219616 registering 1,200,000 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan;
•
File No. 333-222727 registering 4,860,197 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Equity Incentive Plan and 972,039 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Employee Stock Purchase Plan;

•
File No. 333-229621 registering 5,310,327 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Equity Incentive Plan and 1,062,065 Shares for issuance under the MobileIron, Inc. Amended 2014 Employee Stock Purchase Plan; and

•
File No. 333-236391 registering 5,636,269 Shares for issuance under the MobileIron, Inc. Amended and Restated 2014 Equity Incentive Plan and 1,127,253 Shares for issuance under the MobileIron, Inc. Amended 2014 Employee Stock Purchase Plan.

Effective as of December 1, 2020, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, Ivanti, Inc., and Oahu Merger Sub, Inc., dated as of September 26, 2020, Oahu Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned subsidiary of Ivanti, Inc. (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Shares pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of the Post-Effective Amendments, all of such securities registered under the Registration Statements that were registered for issuance but remain unsold as of the effectiveness of the Merger. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on December 1, 2020.

MOBILEIRON, INC.

By:	/s/ Jeff Abbott
Name:	Jeff Abbott
Title:	President

NOTE: No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.